UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/25/2007

STAKTEK HOLDINGS, INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-110806

DE	56-2354935
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8900 Shoal Creek Boulevard, Suite 125, Austin, TX 78757
(Address of principal executive offices, including zip code)

512-454-9531
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Effective July 25, 2007, Staktek Holdings, Inc. (the "Company" or "we") renewed our unsecured revolving credit agreement with Guaranty Bank (the "Lender"), under which we may borrow up to $20 million at any given time until June 23, 2008 (the "Credit Agreement"). The Credit Agreement is guaranteed by Staktek Group, L.P. Other than nominal closing costs associated with implementing the agreement, there are no ongoing fees associated with this Credit Agreement unless we borrow. The interest rate on borrowings outstanding is based on the London interbank offered rate ("LIBOR") plus between 1.25% and 1.60%, depending upon the amount of cash or liquid investments that we have on deposit with the Lender. We are required to maintain at least $5 million on deposit with the Lender during the term of the Credit Agreement.

The Credit Agreement contains customary covenants that preclude us, among other things, from making material changes to the nature and scope of our business, entering into liquidation, merger or consolidation agreements in which we would not be the surviving entity, acquiring another company or entity in which we would pay more than $30 million, or incurring indebtedness in excess of $10 million with a third party outside the scope of the agreement. The Credit Agreement contains a financial covenant that our tangible net worth must be at least $70 million and our unencumbered liquid assets must be at least $50 million while we have any amount outstanding under the Credit Agreement.

On July 27, 2007, we entered into a letter agreement (the "Agreement") to terminate our manufacturing agreement dated April 20, 2006 with SMART Modular Technologies, Inc. ("SMART"), and begin operating under our license agreement, which was effective September 20, 2005, with respect to our leaded stacking technologies. In addition to operating under the existing license agreement, the Agreement addresses certain equipment that we have consigned to SMART, as well as flex circuits that we are providing for use by SMART to manufacture under the license agreement.

This Agreement will result in a shift in the revenue we receive from certain customers from services revenue to license revenue.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAKTEK HOLDINGS, INC

Date: July 27, 2007	By:	/s/ Stephanie Lucie
Stephanie Lucie
SVP, General Counsel and Corporate Secretary